Exhibit 99.1

Individual Trustees
Daniel O. Conwill, IV
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., CORPORATE TRUSTEE 919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES THIRD QUARTER 2008 DISTRIBUTION

AUSTIN, TEXAS September 26, 2008—TEL OFFSHORE TRUST (NASDAQ symbol - TELOZ) announced the Trust’s quarterly distribution for the third quarter of 2008.  The amount available for distribution will be $5,470,387 or $1.151294 per Unit.  The third quarter distribution will be payable on October 10, 2008 to unitholders of record on September 30, 2008.

Gas revenues recorded by the Working Interest Owners on the Trust properties increased approximately 33% from $3,074,648 in the second quarter of 2008 to $4,081,548 in the third quarter of 2008.  Natural gas volumes during the third quarter of 2008 decreased approximately 7% to 327,690 Mcf from 353,503 Mcf during the second quarter of 2008 primarily due to aggregate adjustments for prior periods that increased volumes recorded in the second quarter of 2008.  The average price received for natural gas increased to $12.46 per Mcf in the third quarter of 2008 as compared to $8.70 per Mcf received in the second quarter of 2008.

Crude oil revenues recorded by the Working Interest Owners on the Trust properties increased approximately 53% to $15,441,978 in the third quarter of 2008 from $10,080,263 in the second quarter of 2008.  Oil volumes during the third quarter of 2008 increased approximately 45% to 149,125 barrels, compared to 103,147 barrels of oil produced in the second quarter of 2008. The increase in revenue was primarily due to audit adjustments for prior quarters, increases in oil realization and higher oil prices.  The increase in volumes includes 23,845 barrels recorded in the third quarter as an audit adjustment for revenue corrections for 2004 through 2007.  The average price received for oil increased to $103.55 per barrel in the third quarter of 2008 from $97.73 per barrel in the second quarter of 2008.

The Trust’s share of capital expenditures decreased by $78,381 in the third quarter of 2008 to $233,124, as compared to $311,505 in the second quarter of 2008. The decrease in capital expenditures was primarily due to lower capital expenditures for Eugene Island 339. The Trust’s share of operating expenses decreased by $696,030 in the third quarter of 2008 to $1,577,986 as compared to $2,274,016 for the second quarter of 2008. Operating expenses were higher for the second quarter of 2008 primarily due to workover expenses that were then incurred in connection with Eugene Island 339 and Ship Shoal 182/183.

There was $1,018,900 released from the Trust’s Special Cost Escrow in the third quarter of 2008. The Trust’s Special Cost Escrow balance was $4,335,777 as of the end of the Trust’s third quarter.

The Trustees have asked Chevron U.S.A., Inc. for information regarding the extent of any damages to the oil and gas properties subject to the Trust’s royalty that may have been incurred from recent hurricane activity. At this time, none of Chevron or the other Working Interest Owners have reported such information to the Trustees, and there can be no assurance as to the amount, if any, of any such damages, and the resulting consequences to the Trust from any such damages, all of which could be material to the Trust.

The Trust has engaged an outside auditor for the purpose of reviewing the books and records of certain Working Interest Owners with respect to Trust properties and the related payments to the Trust.  Based on the initial report of this auditor, the Trustees believe that certain errors have occurred and are involved in ongoing discussions with such Working Interest Owners to resolve these items.  As part of this process, certain adjustments have been made by the Working Interest Owners and are reflected in the information presented for the third quarter of 2008. At this time, no assurance can be provided as to the ultimate outcome of the remaining items under discussion.

This press release contains forward-looking statements.  Although the Working Interest Owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The Working Interest Owners alone control historical operating data, and handle receipt and payment of funds relating to the Trust Properties and payments to the Trust for related royalty. The Trustees of the Trust cannot assure that errors or adjustments by the Working Interest Owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2007 under “Item 1A. Risk Factors.”  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Effective July 1, 2008, the name of The Bank of New York Trust Company, N.A. was changed to The Bank of New York Mellon Trust Company, N.A.

The Bank of New York Mellon Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422

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